Filed pursuant to Rule 424(b)(3)
Registration No. 333-197919

PROSPECTUS

10,593,000 Shares

UCP, Inc.

Class A Common Stock

We are registering the resale from time to time by the selling stockholder (which term as used in this prospectus includes any transferees) identified in this prospectus of up to 10,593,000 shares of our Class A common stock, par value $0.01 per share (“Class A common stock”) which are issuable to such selling stockholder upon the exchange of an equivalent number of Series A Units of UCP, LLC (“UCP, LLC Series A Units”).  We are a public company organized under the laws of Delaware and the sole managing member of UCP, LLC, a Delaware limited liability company.

Pursuant to this prospectus, the selling stockholder is permitted to offer shares of Class A common stock from time to time if and to the extent it may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.  The selling stockholder may also sell shares pursuant to Rule 144 under the Securities Act of 1933, as amended, if available, rather than pursuant to this prospectus.  If any shares are sold, the selling stockholder will pay any underwriting discounts and commissions attributable to the sale of such shares.  The registration of these shares for resale does not necessarily mean that the selling stockholder will sell any such shares.

We are not selling any shares of Class A common stock pursuant to this prospectus and will not receive any of the proceeds from the sale of any shares of Class A common stock sold by the selling stockholder.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “UCP.”  The last reported sale price of our Class A common stock on the NYSE on August 15, 2014 was $12.72 per share.

See “Risk Factors” beginning on page 3 to read about factors you should consider before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Prospectus dated August 15, 2014.

TABLE OF CONTENTS

Page

About This Prospectus	1
UCP, Inc.	2
Risk Factors	3
Cautionary Note concerning Forward-Looking Statements	3
Use of Proceeds	5
Exchange of Series A Units and Class A Common Stock	5
Selling Stockholder	6
Description of Capital Stock	7
Plan of Distribution	13
Validity of Shares of Class A Common Stock	14
Experts	15
Where You Can Find More Information	15
Documents Incorporated by Reference	15

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus.  Neither we nor the selling stockholder have authorized any other person to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  This prospectus and any applicable prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents.  Our business, prospects, liquidity, financial condition, and results of operations may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”).  By using a shelf registration statement, the selling stockholder may sell, at any time and from time to time, in one or more offerings, the Class A common stock described in this prospectus.  The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement.  Because these summaries may not contain all the information that you may find important in deciding whether to purchase the Class A common stock, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”

This prospectus only provides you with a general description of the Class A common stock, which is not meant to be a complete description of the Class A common stock.  Additionally, in certain circumstances we may provide a prospectus supplement or a free writing prospectus that will contain certain specific information about the terms of a particular offering by the selling stockholder.  We may also provide a prospectus supplement or a free writing prospectus to add information to, or update or change information contained in this prospectus.  If the information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.  This prospectus incorporates by reference important information.  You should read this prospectus and the documents incorporated by reference into this prospectus before deciding to invest in shares of our Class A common stock.  You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under “Documents Incorporated by Reference” and “Where You Can Find More Information.”  You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus and the documents incorporated by reference herein, unless the context otherwise requires or indicates, references to “the Company”, “we”, “our” and “UCP” refer (1) prior to the July 23, 2013 completion of the initial public offering of Class A common stock (the “IPO”) and related transactions, to UCP, LLC and its consolidated subsidiaries and (2) after the completion of the IPO and related transactions, to UCP, Inc. and its consolidated subsidiaries, including UCP, LLC. UCP, Inc. had nominal assets and liabilities, and conducted no material operations prior to the completion of the IPO. Presentation of the historical results of UCP, Inc. alone would not be meaningful and, accordingly, the historical financial information prior to the completion of the IPO represents that of UCP, LLC.

UCP, INC.

 Our Company

We are a homebuilder and land developer with land acquisition and entitlement expertise in California and Washington State.  Recently, we completed an acquisition designed to allow us to expand our activities into markets located in North Carolina, South Carolina and Tennessee.  Dustin L. Bogue, our President and Chief Executive Officer, began our operations in 2004, and we were principally focused on acquiring land, entitling and developing it for residential construction, and selling residential lots to third-party homebuilders. In January 2008, we were acquired by PICO Holdings, Inc. (“PICO”), a NASDAQ-listed, diversified holding company, which allowed us to pursue attractive opportunities resulting from the residential real estate downturn.  In 2010, we formed Benchmark Communities, LLC (“Benchmark Communities”), our wholly owned homebuilding subsidiary, to design, construct and sell high quality single-family homes, and on July 23, 2013, we completed our IPO.  Since our acquisition by PICO through the completion of our IPO, we operated as a wholly owned subsidiary of PICO. Subsequent to our IPO, PICO holds a majority of the voting power of UCP, Inc. and of the economic interests of UCP, LLC, which is the entity through which we operate our business under the name UCP. In connection with our IPO, UCP, LLC became a subsidiary of UCP, Inc. As of June 30, 2014, PICO owned 57.5% of the economic interests of UCP, LLC and UCP, Inc. owned 42.5% of the economic interests of UCP, LLC.

In California, we primarily operate in the Central Valley area (Fresno and Madera counties), the Monterey Bay area (Monterey County), the South San Francisco Bay area (Santa Clara and San Benito counties) and in Southern California (Los Angeles, Ventura and Kern counties). In Washington State, we operate in the Puget Sound area (King, Snohomish, Thurston and Kitsap counties). We have expanded our activities into markets located in North Carolina, South Carolina and Tennessee with our April 2014 acquisition of the assets of Citizens Homes, Inc. used in the purchase of real estate and the construction and marketing of residential homes.  We believe that these areas have attractive residential real estate investment characteristics, such as favorable long-term population demographics, a demand for single-family housing that often exceeds available supply, large and growing employment bases, and high home affordability levels.

We actively source, evaluate and acquire land for residential real estate development and homebuilding. For each of our real estate assets, we periodically analyze ways to seek maximum value by either (i) building single-family homes and marketing them for sale under our Benchmark Communities brand or (ii) completing entitlement work and horizontal infrastructure development and selling lots to third-party homebuilders.  Accordingly, we organize our operations into two reportable segments: homebuilding and land development.

We build homes through our wholly owned homebuilding subsidiary, Benchmark Communities. Benchmark Communities operates under the principle that “Everything Matters!” This principle underlies all phases of our new homebuilding process including planning, construction, sales and customer service. We are diversified by product offering, which we believe reduces our exposure to any particular market or customer segment. Target home buyers vary by project and geographic market, in part dictated by each particular asset, its location, topography and competitive market positioning and the amenities of the surrounding area and the community in which it is located.

As a homebuilder and land developer, we are strategically positioned to either build new homes on our lots or to sell our lots to third-party homebuilders. While our business plan contemplates building new homes on the majority of our lots, we proactively monitor market conditions and our operations allow us to opportunistically sell a portion of our lots to third-party homebuilders if we believe that will maximize our returns or lower our risk.

 Our Structure

We are a holding company, and our principal asset is our interest in UCP, LLC.  Our amended and restated certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock, par value $0.01 per share (“Class B common stock”). Shares of Class A common stock represent 100% of the economic rights of the holders of all classes of our common stock. Shares of Class B common stock, which are held exclusively by PICO, are not entitled to any dividends paid by us or any distributions upon our liquidation.  PICO holds 100 shares of Class B common stock, providing PICO with no economic rights but entitling PICO, without regard to the number of shares of Class B common stock held by PICO, to one vote on matters presented to our stockholders for each share of Class A common stock PICO would be entitled to receive if PICO exchanged all UCP, LLC Series A Units held by PICO. Holders of the Class A common stock and Class B common stock will vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by applicable law. As of June 30, 2014, PICO held 10,593,000 UCP, LLC Series A Units and 100 shares of Class B common stock, which provided PICO with 57.5% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, which equals PICO’s economic interest in the Company.  As described in more detail below, each UCP, LLC Series A Unit can be exchanged for one share of Class A common stock.

We are the sole managing member of UCP, LLC and hold a 42.5% interest therein through our ownership of 7,835,562 UCP, LLC Series B Units. PICO holds the remaining 57.5% interest in UCP, LLC through its ownership of UCP, LLC Series A Units, which are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassification. Because PICO holds its economic interest in our business through UCP, LLC, rather than through direct investment in us, it may have conflicting interests with holders of shares of our Class A common stock. As a general matter, PICO’s interests may not be fully aligned with ours and those of our other investors, and given PICO’s control of a majority of the aggregate voting power of our outstanding Class A common stock and Class B common stock, this could lead to actions that are not in our or in our other investors’ best interests. For a discussion of certain possible conflicts of interest between us and PICO, see “Risk Factors— Risks Related to our Controlling Stockholder” in our most recent Annual Report on Form 10-K.

The foregoing information about us and our structure is only a general summary and is not intended to be comprehensive.  For additional information about us and our structure, you should refer to the information described under “Where You Can Find More Information.”

 Company Information

Our principal executive offices are located at 99 Almaden Boulevard, Suite 400, San Jose, California 95113, and our telephone number is (408) 207-9499.  Our website is located at www.unioncommunityllc.com. Our homebuilding subsidiary, Benchmark Communities, also maintains a website at www.benchmarkcommunities.com. The information contained on these websites or that is or becomes accessible through them does not constitute part of this prospectus nor is such information incorporated by reference herein.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully read and consider the risks described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as the other information contained in or incorporated by reference into this prospectus and in any applicable prospectus supplement, before making a decision to invest in our Class A common stock. If any of these risks occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our Class A common stock could decline significantly and you could lose all or a part of your investment. See “Documents Incorporated by Reference” and “Where You Can Find More Information” in this prospectus.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate herein by reference contain certain forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business.  You can identify forward-looking statements by the fact that they do not relate strictly to current or historical facts.  These statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. They give our expectations about the future and are not guarantees.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements.  We caution you, therefore, not to rely on these forward-looking statements.  Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that any transactions or events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	downturns in the homebuilding industry, either nationally or in the markets in which we operate;

•	continued volatility and uncertainty in the credit markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	disruptions in the availability of mortgage financing or increases in the number of foreclosures in our markets;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction or reduced consumer demand resulting from adverse weather and geological conditions or other events outside our control;

•	the cost and availability of insurance and surety bonds;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of communities;

•	the degree and nature of our competition;

•	our leverage and debt service obligations;

•	our future operating expenses which may increase disproportionately to our revenue;

•	our ability to achieve operational efficiencies with future revenue growth;

•	our relationship, and actual and potential conflicts of interest, with PICO;

•	availability of qualified personnel and our ability to retain our key personnel; and

•	the risk factors described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

In light of these risks and uncertainties, there can be no assurances that the results or events referred to in the forward-looking statements contained in this prospectus and the documents we incorporate herein by reference will in fact occur.  Forward-looking statements speak only as of the date they were made.  Except to the extent required by applicable law or regulation, we undertake no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

USE OF PROCEEDS

All the shares of our Class A common stock that may be sold from time to time pursuant to this prospectus will be sold by the selling stockholder, and we will not receive any proceeds from the sale of such shares.  We will bear the costs associated with this registration in accordance with a registration rights agreement between us and the selling stockholder.  However, if any shares of our Class A common stock are sold pursuant to this prospectus, the selling stockholder will bear any underwriting discounts and commissions attributable to the sale of such shares.

EXCHANGE OF SERIES A UNITS AND CLASS A COMMON STOCK

On July 23, 2013, we entered into an exchange agreement with PICO (the “exchange agreement”).  Pursuant to and subject to the terms of the exchange agreement, PICO (and its permitted transferees) has the right to cause us to exchange PICO's UCP, LLC Series A Units for shares of Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.  In connection with any such exchange, the exchanged UCP, LLC Series A Units will be reclassified as UCP, LLC Series B Units, which will be held by us.  Thus, if PICO exchanges its UCP, LLC Series A Units for Class A common stock, our ownership interest in UCP, LLC will correspondingly increase.

SELLING STOCKHOLDER

The selling stockholder named below may offer to sell from time to time up to an aggregate of 10,593,000 shares of Class A common stock that may be issued to the selling stockholder in exchange for such selling stockholder’s UCP, LLC Series A Units pursuant to the exchange agreement described above under “Exchange of Series A Units and Class A Common Stock”.

The following table sets forth information about the selling stockholder’s beneficial ownership of Class A common stock (by virtue of its right to exchange UCP, LLC Series A Units for Class A common stock) and the number of shares of Class A common stock that may be offered or sold pursuant to this prospectus.  The percentage of shares beneficially owned before the offering is based on the number of shares of Class A common stock outstanding as of the date of this prospectus.  The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholder and that the selling stockholder does not acquire any additional shares.  Information in the table below with respect to beneficial ownership has been furnished by the selling stockholder.

Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary.  The selling stockholder may offer all, some or none of the Class A common stock that it receives in exchange for UCP, LLC Series A Units.  We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of Class A common stock.  In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), after the date on which it provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The address of the selling stockholder is 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037.

As of the date of this prospectus, there were 18,428,562 shares of our Class A common stock outstanding, assuming the exchange of 10,593,000 UCP, LLC Series A Units for an equivalent number of shares of our Class A common stock.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)			Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number	%	Combined Voting Power(2)		Number	%	Combined Voting Power(2)
PICO Holdings, Inc.	10,593,000	57.48%	57.48%	10,593,000	0	*	*

(1)
Subject to the terms of the exchange agreement, the selling stockholder may exchange UCP, LLC Series A Units at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.

(2)
Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class. PICO holds all of the shares of Class B common stock, which entitle the holder, without regard to the number of shares of Class B common stock held by it, to one vote for each share of Class A common stock it would be entitled to receive if it exchanged all UCP, LLC Series A Units held by it. As of the date of this prospectus, the exchange rate is one to one, and accordingly, PICO currently has a number of votes in UCP, Inc. that is equal to the aggregate number of UCP, LLC Series A Units that it holds. See “Description of Capital Stock.”

*	Represents less than 1%.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws.  Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.01 per share, 1,000,000 shares of Class B common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.

Class A Common Stock

Class A common stock outstanding.  As of June 30, 2014, there were 7,835,562 shares of Class A common stock outstanding.  All outstanding shares of Class A common stock are fully paid and non-assessable.

Voting Rights.  The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by the shares of Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and entitled to vote.

Dividend Rights.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights Upon Liquidation.  In the event of liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights.  The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the Class A common stock.  The rights, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B Common Stock

PICO is the sole holder of our outstanding shares of Class B common stock, which have no economic rights but have the voting rights described below. As of the date of this prospectus, there are 100 shares of Class B common stock outstanding, all of which are held by PICO.

Voting Rights. PICO, as the sole holder of our Class B common stock, and without regard to the number of shares of Class B common stock it holds, is entitled to one vote on matters presented to our stockholders for each share of Class A common stock it would be entitled to receive if it exchanged all UCP, LLC Series A Units that it holds.

Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend and Liquidation Rights. PICO, as the holder of our Class B common stock, does not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of UCP, Inc.

Preferred Stock

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of UCP, Inc. without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized but unissued shares of capital stock.

Registration Rights Agreement

On July 23, 2013, we entered into a registration rights agreement with PICO to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for UCP, LLC Series A Units in the circumstances described below (the “registration rights agreement”).  Subject to certain limitations, the registration rights agreement provides PICO (and its transferees, if any) with the right to require us, at our expense, to register shares of our Class A common stock that are issuable upon exchange of UCP, LLC Series A Units for shares of our Class A common stock, including on a shelf registration statement.  The agreement also provides that we pay certain expenses of PICO (and its transferees, if any) relating to such registrations and indemnify such parties against certain liabilities, which may arise under the Securities Act.  We are filing this registration statement pursuant to our obligations under the registration rights agreement.

Demand Rights.  Subject to certain limitations, PICO (and its transferees, if any) has the right, by delivering written notice to us, to require us to register the number of our shares of Class A common stock requested to be so registered in accordance with the registration rights agreement.  Promptly upon receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock.  Subject to certain limitations as described below, we will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within 15 days after we give our notice.

Piggyback Rights.  Any holder of registrable shares of Class A common stock will be entitled to request to participate in, or “piggyback” on, registrations of any of our equity securities for sale by us or other security holders.  This piggyback right will apply to any registration other than a registration on Form S-4 or S-8 or a registration solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan.

Conditions and Limitations.  The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.  For example, we may postpone for up to two occasions, and in no event for more than an aggregate of 120 days, the filing or the effectiveness of a registration statement (but no more than twice in any period of 12 consecutive months) if the audit committee of our board of directors determines in good faith and in its reasonable judgment that the filing or effectiveness of such registration statement would cause the disclosure of material, non-public information that we have a bona fide business purpose for preserving as confidential.  Furthermore, our board may, in its good faith judgment, suspend a shelf registration on Form S-3 (which suspension may not be more than 60 days in succession or 120 days in the aggregate in any 12-month period) in order to avoid disclosure of a material event, such as a pending acquisition, if such disclosure would be detrimental to us or our stockholders at that time.

If requested by us or the managing underwriter or underwriters, as applicable, in connection with a public offering of our equity securities, holders of securities with registration rights will not be able to make any sale of registrable securities during a period commencing seven days before and ending 180 days after the effective date of the registration statement relating to such offering or such shorter period as may be requested by us or the underwriters.  The managing underwriters for the relevant offering may agree to shorten this period.

Investor Rights Agreement

On July 23, 2013, we entered into an investor rights agreement with PICO.  Pursuant to this agreement, PICO has the right to nominate two individuals for election to our board of directors for as long as PICO owns 25% or more of the combined voting power of our outstanding Class A and Class B common stock and any other of our securities entitled to vote generally in the election of directors (unless such election would result in PICO nominees comprising more than two of our directors) and one individual for as long as it owns at least 10% of such combined voting power (unless such election would result in PICO nominees comprising more than one of our directors), in each case, excluding shares of any of our common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares. In the event that any board member nominated by PICO shall for any reason cease to serve as a member of our board of directors during his or her term of office, the resulting vacancy on the board will be filled by an individual selected by PICO.

Election and Removal of Directors; Vacancies

Subject to the rights and preferences of any series of outstanding preferred stock, our board of directors shall consist of no less than three members, and the number of directors shall be fixed from time to time solely by resolution adopted by the affirmative vote of a majority of our directors than in office.  Currently, our board of directors consists of six members.  In accordance with our amended and restated certificate of incorporation, our directors are divided into three classes, Class I, Class II and Class III, with staggered three-year terms.  There is no limit on the number of terms a director may serve on our board of directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to the rights of holders of any series of preferred stock with respect to the election of directors, a director may be removed from office by the stockholders of the corporation only for cause.  In addition, our amended and restated certificate of incorporation provides that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors.

Limits on Written Consents

Our amended and restated certificate of incorporation prohibits stockholders from acting by written consent.  Accordingly, stockholders have no ability to take any action unless such action is taken at an annual or special meeting of stockholders.

Stockholder Special Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, our Chief Executive Officer (or if there is no Chief Executive Officer, the President) or our board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office. At a special meeting of stockholders, the only business that may be conducted are matters which have been brought before the meeting pursuant to the duly sent notice of meeting.

Amendment of Certificate of Incorporation

Our amended and restated certificate of incorporation provides that it may be amended, altered, changed or any provision thereof repealed, in a manner prescribed by the law of the State of Delaware.  Generally, under the Delaware General Corporation law, or DGCL, any amendment to our certificate of incorporation must be declared advisable in a resolution adopted by our board of directors and approved by a majority of the outstanding stock of each class entitled to vote thereon.

Amendment of Bylaws

Our amended and restated bylaws may generally be altered or repealed, and new bylaws made, by the majority vote of the whole board of directors; provided, however, that a bylaw adopted by the holders of stock representing a majority of the votes which could be cast by the holders of all outstanding stock that prescribes the required vote for the election of directors may not be altered by the board of directors.  The holders of stock representing a majority of the votes which could be cast by the holders of all outstanding stock may make additional bylaws and may alter and repeal any bylaw whether adopted by them or otherwise.

Advance Notice Requirements for Director Nominations and Presentation of Business at Meetings

Our bylaws also impose procedural requirements on stockholders who wish to make nominations in the election of directors, propose any repeal or change in our bylaws or propose any other business to be brought before a meeting of stockholders. Generally, a stockholder must deliver notice (a) in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to one year after we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting and (b) in connection with the election of a director at a special meeting of stockholders, not later than the 10th day following  the first public disclosure of the date of such meeting. The notice must also include certain information about the proposing stockholder, and certain affiliated parties, as set forth in our bylaws. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability and Indemnification of Directors and Officers

In accordance with, and to the fullest extent allowable under, the DGCL, our amended and restated certificate of incorporation limits or eliminates the personal liability of directors to us and our stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or other position at another corporation or enterprise.  Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.  We have also entered into indemnification agreements with our executive officers and directors, which require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and bylaws could make the acquisition of control of our company or the removal of our officers or directors more difficult.  These include provisions that:

•
divide our directors into three classes, with the term of one class expiring each year, and provide that directors may only be removed for cause before the expiration of their term, which could delay a change in our control;

•
authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow our directors to establish the size of our board of directors by action of our board of directors, subject to a minimum of three members;

•
provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors; and

•
prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described below under “—Delaware Business Combinations Statute.”

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of the increased protection afforded by these provisions give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Business Combination Statute

We have opted out of Section 203 of the DGCL, which regulates corporate takeovers. However, our amended and restated certificate of incorporation contains provisions that are similar to Section 203 of the DGCL. Specifically, our amended and restated certificate of incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•
prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock (considering all voting stock as a single class). However, in the case of our company, PICO and any of its affiliates and subsidiaries will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Corporate Opportunity

Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to PICO or any of its affiliates and subsidiaries (other than us and our subsidiaries, including UCP, LLC), officers, directors, agents, stockholders, members, partners or employees and that may be a business opportunity for PICO or any of its affiliates and subsidiaries, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither PICO nor any of its affiliates or subsidiaries has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

These provisions will continue to apply until no person who is one of our directors or officers is also a director, officer, member or employee of PICO or any of its affiliates or subsidiaries (other than us and our subsidiaries, including UCP, LLC).

Listing

Our Class A common stock is listed on the NYSE under the symbol “UCP.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

We are registering the secondary offer and sale, from time to time, of shares of our Class A common stock that may be issued to the selling stockholder in exchange for such selling stockholder’s UCP, LLC Series A Units pursuant to the exchange agreement described above under “Exchange of Series A Units and Class A Common Stock”. We will not receive the proceeds from any sale of Class A common stock sold pursuant to this prospectus.  The aggregate proceeds to the selling stockholder from any sale of Class A common stock will be the purchase price of the Class A common stock less any underwriting discounts and commissions attributable to the sale of such shares.  We will not pay any underwriting discounts and commissions attributable to any sale of the Class A common stock pursuant to this prospectus.  The selling stockholder reserves the right to accept and, together with its agent, if any, to reject, any proposed purchase of Class A common stock to be made directly or through agents.  If any transferee or other successor to the selling stockholder named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such transferee or successors as a selling stockholder.

The Class A common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholder and its transferees; or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or similar charges from the selling stockholder or the purchasers of the Class A common stock.

The selling stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act.

The Class A common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale, including the NYSE;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the trade.  In connection with any sale of Class A common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of our Class A common stock in the course of hedging their positions;

•	sell our Class A common stock short and deliver the Class A common stock to close out short positions;

•	loan or pledge our Class A common stock to broker-dealers or other financial institutions that in turn may sell the Class A common stock;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of Class A common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of Class A common stock by a broker-dealer, financial institution or selling stockholder would involve the sale of our Class A common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale.  In connection with a short sale of our Class A common stock, a broker-dealer, financial institution or selling stockholder may purchase shares on the open market to cover positions created by short sales.  In determining the source of Class A common stock to close out such short positions, the broker-dealer, financial institution or selling stockholder may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholder, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholder and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of Class A common stock by the selling stockholder.

Our Class A common stock is listed on the NYSE under the symbol “UCP.”

There can be no assurance that the selling stockholder will sell any Class A common stock pursuant to this prospectus.  Further, we cannot assure you that selling stockholder will not transfer the Class A common stock by other means not described in this prospectus.  In addition, any sale of Class A common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

The selling stockholder and any other person participating in the sale of Class A common stock will be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholder and any other person.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the particular shares of Class A common stock being distributed.  This may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

In the registration rights agreement, we have agreed to indemnify or provide contribution to the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.  In addition, we have agreed to pay all of the expenses relating to the offer and sale of Class A common stock pursuant to this prospectus, including the payment of federal securities law registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of Class A common stock.

VALIDITY OF SHARES OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any of these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may also read and copy any of these documents at the NYSE’s office at 20 Broad Street, New York, New York 10005.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.  In addition, copies of our SEC filings are available free of charge through our website (www.unioncommunityllc.com) as soon as reasonably practicable after filing with the SEC.  The information contained on our website is not part of, or incorporated by reference into, this prospectus.

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement.  We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.  You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

DOCUMENTS INCORPORATED BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document.  Any information referred to in this way is considered part of this prospectus from the date we file that document.  Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the Class A common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus.  We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•
our Current Report on Form 8-K filed February 3, 2014, our Current Report on Form 8-K/A filed February 7, 2014, our Current Report on Form 8-K filed February 25, 2014, our Current Report on Form 8-K filed March 27, 2014 (solely with respect to the information filed under Item 1.01), our Current Report on Form 8-K filed April 3, 2014, our Current Report on Form 8-K filed April 16, 2014, our Current Report on Form 8-K filed May 16, 2014 and our Current Report on Form 8-K filed July 25, 2014; and

•
the description of our Class A common stock contained in the registration statement on Form 8-A filed with the SEC on July 11, 2013, and any amendment or report we may file with the SEC for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents.  All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You should direct requests for those documents to the Corporate Secretary, UCP, Inc., 99 Almaden Boulevard, Suite 400, San Jose, California 95113 (telephone number (408) 207-9499).

10,593,000 Shares

UCP, Inc.

Class A Common Stock